Exhibit 99.1

February 10, 2022

Dear Fellow Shareholders:

2021 was a banner year for TechTarget. We successfully integrated acquisitions, enjoyed healthy revenue growth, record profitability, and strengthened our balance sheet through a convertible debt offering in December.

For Q4 2021:

•
GAAP Revenue grew 68% to approximately $77 million; Adjusted Revenue grew 71% to approximately $78.4 million.
•
Net loss was approximately $16 million, a decrease of 583%, driven by inducement expense of $21.2 (included in interest and other income (expense), net) million relating to the retirement of a portion of our 2025 convertible notes; Adjusted EBITDA grew 81% to $32.6 million. Net loss margin was 21%; Adjusted EBITDA Margin was 42%.
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GAAP Gross margin was 74%; Adjusted Gross Margin was 77%.
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Longer-Term Revenue grew 80% to $28 million, representing 35% of total revenue.
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Cash flow from operations was $24.6 million. Free Cash Flow was $21.2 million.

For the full year 2021

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GAAP Revenue grew 78% to approximately $263 million; Adjusted Revenue grew 85% to approximately $275 million.
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Net income was approximately $.9 million, a decrease of 94%, driven by inducement expense of $21.2 million relating to the retirement of a portion of 2025 convertible notes (included in interest and other income (expense), net); Adjusted EBITDA grew 107% to $105.4 million. Net income margin was 0.4%. Adjusted EBITDA Margin was 38%.
•
GAAP Gross margin was 73%; Adjusted Gross Margin was 77%.
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Longer-Term Revenue grew 102% to $104.9 million, representing 40% of total revenue.
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Cash flow from operations was $81.7 million. Free Cash Flow was $69.1 million.

As we’ve discussed before, we believe our customers strategic initiative to modernize their sales and marketing organizations through automation and the use of data provides us with an enormous market opportunity. This opportunity is massive and still in its early stages. We believe that we have several major competitive advantages including: a comprehensive archive of content that is refreshed daily which provides the most first-party purchase intent data in the enterprise IT market, the largest trusted and verified, permission-based audience in the market and a robust set of innovative products and solutions. These competitive advantages are especially important as sensitivity to privacy issues and privacy compliance continue to provide a tailwind. The eventual elimination of cookies by Google will make these competitive advantages even more important.

Our strategy is to bolster our product offerings through internal development and acquisitions to attract new customers and deepen and expand our relationships with existing customers. We believe that strategy is working as evidenced by the improved metrics shared in the chart below.

Key Customer Metrics

	2021	2020
Number of Customers	2,870	1,585
Customers spending $100k+	414	225
Customers spending $1m+	43	25
Net Annual Revenue Retention Rate	150%	120%

We added almost 1,300 new customers in 2021. We inherited some new customers from the acquisition of BrightTALK and we have also gained new customers with the introduction of the sales-specific module for Priority Engine. While historically, we have focused our efforts on only the largest IT vendors with sophisticated marketing departments, we now have a solid purchase intent subscription offering for the over 18,000 IT vendors with annual revenue in excess of $50 million.

We are very focused on selling our full product set to our customers. This includes selling the sales version of Priority Engine to our marketing customers as well as packaging and cross-selling BrightTALK and Enterprise Strategy Group offerings. We believe that we are successfully executing this strategy as we were able to significantly expand the number of $100K and $1 million customers and enjoyed a healthy Net Annual Revenue Retention Rate. The next phase of our integration is to continue to build out our end-to-end product suite, which we call “Content to Close”, where we help our customers with development of their marketing strategy and then execute data-driven sales and marketing programs that allow them to win market share.

While Priority Engine continues to be our marquis product (revenue grew by 20% in Q421 compared to Q420), it is no longer our primary source of revenue growth. Our other products are growing nicely as they also benefit from our first party purchase intent data, our permission-based audience of registered members and the acceleration of the transition from face-to-face budgets to online. We expect these favorable trends to continue in 2022 and beyond. We believe we have a robust product road map to take advantage of these market opportunities. We intend to continue to be opportunistic when it comes to making more strategic acquisitions.

Balance Sheet and Liquidity

As of December 31, 2021, we had approximately $381.7 million in cash, cash equivalents and short-term investments.

As of December 31, 2021, we have approximately $465 million of outstanding convertible senior notes, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable note indenture. Our 2025 convertible senior notes ($51 million of remaining of aggregate principal amount outstanding) bear interest at .0125% per annum, have regular semi-annually interest payments (June and December) and mature in December 2025. In December 2021, we issued $414 million of 0.0% convertible senior notes, which mature in December 2026.

Q1 and 2022 Guidance

For Q1 2022, we expect revenue to be between $65 and $67 million. We expect Q1 2022 net income to be between $5 million and $6 million and Adjusted EBITDA to be between $23.5 million and $24.5 million.

For the full year 2022, we expect revenue to be between $310 and $315 million. We expect net income to be between $36 million and $39 million and Adjusted EBITDA to be between $120 million and $125 million.

Summary

We are very proud of our team and the company’s accomplishments in 2021 and very optimistic about 2022 and beyond.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2021 TechTarget, Inc. All rights reserved. TechTarget, the TechTarget logo, and BrightTALK are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 9:00 a.m. (Eastern Time) today (February 10, 2022). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Information section of our website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

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United States (Toll Free): 1 844 200 6205
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United States (Local): 1 646 904 5544
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Canada (Toll Free): 1 833 950 0062
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Canada (Local): 1 226 828 7575
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All Other Locations: + 1 929 526 1599
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Access code: 946073
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Please access the call at least 10 minutes prior to the time the conference is set to begin.
•
Please ask to be joined into the TechTarget call.

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 10, 2022 one (1) hour after the conference call through March 12, 2022 at 9:00 a.m. ET. To listen to the replay:

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United States (Toll Free): 1 866 813 9403
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United States (Local): 1 929 458 6194
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Canada (Local): 1 226 828 7578
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United Kingdom (Local): 0204 525 0658
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All other locations: +44 204 525 0658
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Access Code: 251322

The webcast replay will also be available on https://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted EBITDA” means earnings before net interest, other income and expense (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Net Annual Revenue Retention Rate” means the total of Adjusted Revenue from all customers at the end of the respective year divided by the total GAAP revenue generated by the same group of customers at the end of the prior year; net annual revenue retention as we define it excludes customers that do not produce revenue in the respective year.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	December 31,
	2021	2020
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$361,623	$82,616
Short-term investments	20,076	84
Accounts receivable, net of allowance for doubtful accounts of $2,514 and $1,754, respectively	51,095	40,183
Prepaid taxes	51	796
Prepaid expenses and other current assets	5,266	4,084
Total current assets	438,111	127,763
Property and equipment, net	18,720	13,661
Goodwill	197,073	179,118
Intangible assets, net	110,390	108,872
Operating lease assets with right-of-use	23,339	26,031
Deferred tax assets	474	216
Other assets	893	907
Total assets	$789,000	$456,568
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,783	$4,303
Current operating lease liability	4,073	3,611
Accrued expenses and other current liabilities	16,638	16,539
Accrued compensation expenses	14,540	5,789
Income taxes payable	474	487
Contract liabilities	30,492	15,689
Total current liabilities	70,000	46,418
Non-current operating lease liability	24,021	26,943
Convertible senior notes	453,194	153,882
Other liabilities	2,779	2,971
Deferred tax liabilities	16,249	23,848
Total liabilities	566,243	254,062
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 57,144,740 and 55,633,155 shares issued, respectively; 29,633,898 and 28,122,603 shares outstanding, respectively	57	56
Treasury stock, at cost; 27,510,842 and 27,510,552 shares, respectively	(199,796)	(199,796)
Additional paid-in capital	383,436	363,055
Accumulated other comprehensive income	298	1,611
Retained earnings	38,762	37,580
Total stockholders’ equity	222,757	202,506
Total liabilities and stockholders’ equity	$789,000	$456,568

TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in 000’s, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Total revenues	$76,996	$45,921	$263,427	$148,376
Cost of revenues:
Cost of revenue(1)	19,066	11,197	68,153	37,344
Amortization of acquired technology	748	—	3,055	—
Gross profit	57,182	34,724	192,219	111,032
Operating expenses:
Selling and marketing(1)	26,649	16,144	95,757	55,455
Product development(1)	3,392	1,987	11,639	7,827
General and administrative(1)	8,900	9,008	34,975	18,983
Depreciation, excluding depreciation of $571, $325, $1,901, $991 included in cost of revenues	1,571	1,250	5,634	4,809
Amortization	4,603	446	9,860	1,137
Total operating expenses	45,115	28,835	157,865	88,211
Interest and other income (expense), net	(21,894)	70	(23,275)	(317)
Income loss before provision for income taxes	(9,827)	5,959	11,079	22,504
Provision for income taxes	6,138	2,654	10,130	5,436
Net income (loss)	$(15,965)	$3,305	$949	$17,068
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investments (net of tax provision of $3, $10, $3 and $0, respectively)	$(11)	$36	$(11)	$—
Foreign currency translation gain (loss)	419	1,752	(1,302)	1,930
Other comprehensive income (loss)	408	1,788	(1,313)	1,930
Comprehensive income (loss)	$(15,557)	$5,093	$(364)	$18,998
Net income (loss) per common share:
Basic	$(0.55)	$0.12	$0.03	$0.61
Diluted	$(0.55)	$0.12	$0.03	$0.61
Weighted average common shares outstanding:
Basic	28,972	28,106	28,434	27,855
Diluted	28,972	29,362	29,474	28,675

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$816	$149	$2,147	$410
Selling and marketing	6,179	3,404	18,542	10,560
Product development	814	112	1,729	550
General and administrative	3,751	2,101	16,070	5,289

TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Years Ended December 31,
	2021	2020
Operating Activities:	(Unaudited)	(Unaudited)
Net income	$949	$17,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,535	5,800
Amortization	12,915	1,137
Provision for bad debt	718	218
Stock-based compensation	38,550	16,809
Amortization of debt issuance costs	1,364	47
Deferred tax provision	2,849	(203)
Induced conversion expense	21,229	—
Changes in operating assets and liabilities:
Accounts receivable	(11,634)	97
Operating lease assets (ROU)	1,738	2,757
Prepaid expenses and other current assets	(1,175)	(260)
Other assets	91	850
Accounts payable	(517)	1,222
Income taxes payable	1,526	633
Accrued expenses and other current liabilities	(7,586)	6,213
Accrued compensation expenses	12	322
Operating lease liability (ROU)	(1,483)	(3,110)
Contract liabilities	14,806	(118)
Other liabilities	(188)	2,971
Net cash provided by operating activities	81,699	52,453

Investing activities:
Purchases of property and equipment, and other capitalized assets	(12,631)	(6,660)
Purchases of investments	(20,007)	(111)
Proceeds from sales and maturities of investments	—	5,042
Acquisitions of business, net of acquired cash	(24,346)	(174,018)
Net cash used in investing activities	(56,984)	(175,747)

Financing activities:
Tax withholdings related to net share settlements	(370)	(3,539)
Purchase of treasury shares and related costs	—	(14,824)
Proceeds from exercise of stock options	16	551
Registration fees	(29)	—
Payment of earnout liabilities	(1,059)	—
Debt issuance costs	(10,950)	(12)
Proceeds from the issuance of convertible senior notes	414,000	194,940
Payments for repurchase and conversion of convertible senior notes	(147,149)	—
Loan Agreement and Term loan principal payment	—	(23,750)
Net cash provided by financing activities	254,459	153,366
Effect of exchange rate changes on cash and cash equivalents	(167)	57
Net increase in cash and cash equivalents	279,007	30,129
Cash and cash equivalents at beginning of period	82,616	52,487
Cash and cash equivalents at end of period	$361,623	$82,616

Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$5,477	$4,906

TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenue	$76,996	$45,921	$263,427	$148,376
Impact of fair value adjustment on acquired unearned revenue	1,417	—	11,476	—
Adjusted Revenue	$78,413	$45,921	$274,903	$148,376

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Gross Profit	$57,182	$34,724	$192,219	$111,032
Stock compensation	816	149	2,147	410
Depreciation and amortization	1,319	325	4,956	991
Impact of fair value adjustment of acquired unearned revenue	1,417	—	11,476	—
Adjusted Gross Profit	$60,734	$35,198	$210,798	$112,433
Gross Margin	74%	76%	73%	75%
Adjusted Gross Margin	77%	77%	77%	76%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$24,613	$19,105	$81,699	$52,453
Purchases of property and equipment, and other capitalized assets, net	(3,386)	(1,717)	(12,631)	(6,660)
Free Cash Flow	$21,227	$17,388	$69,068	$45,793

TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income (loss)	$(15,965)	$3,305	$949	$17,068
Interest expense, net	21,653	(70)	22,805	317
Provision for income taxes	6,138	2,654	10,130	5,436
Depreciation and amortization	7,493	2,021	20,450	6,937
EBITDA	19,319	7,910	54,334	29,758
Stock-based compensation expense	11,560	5,766	38,488	16,809
Other expense, net, including acquisition costs of $55, $4,300, $612 and $4,300, respectively	296	4,300	1,082	4,300
Impact of fair value adjustment on acquired unearned revenue	1,417	—	11,476	—
Adjusted EBITDA	$32,592	$17,976	$105,380	$50,867
Net income (loss) margin	-21%	7%	0.4%	12%
Adjusted EBITDA Margin	42%	39%	38%	34%

TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income (loss)	$(15,965)	$3,305	$949	$17,068
Provision for income taxes	6,138	2,654	10,130	5,436
Net income (loss) before taxes	(9,827)	5,959	11,079	22,504
Amortization	5,351	446	12,915	1,137
Acquisition and Other NR Costs	54	4,300	612	4,300
Stock-based compensation expense	11,560	5,766	38,488	16,809
Foreign exchange loss and interest expense	21,913	(53)	23,328	444
Impact of fair value adjustment on acquired unearned revenue	1,417	—	11,476	—
Adjusted income tax provision (1)	(8,649)	(2,826)	(26,120)	(9,993)
Adjusted Net Income	$21,819	$13,592	$71,778	$35,201

Net income (loss) per diluted share	$(0.55)	$0.11	$0.03	$0.60
Weighted average diluted shares outstanding	28,972	29,362	29,474	28,675

Adjusted Net Income Per Diluted Share	$0.66	$0.46	$2.22	$1.23
Adjusted weighted average diluted shares outstanding (2)	32,815	29,362	32,350	28,675

(1)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)
Adjusted weighted average diluted shares outstanding for both the three and twelve months ended, December 31, 2021 includes 4 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bonds. Adjusted weighted average diluted shares outstanding for the three and twelve months ended, December 31, 2020 includes 1.3 million shares and 0.8 million shares respectively related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bonds.

TechTarget, Inc.

Financial Guidance for the Three Months Ended March 31, 2022

(in 000’s)

(Unaudited)

	Three Months Ended March 31, 2022
	Range
Revenue	$65,000	$67,000

Net Income	$5,000	$6,000
Depreciation, amortization and stock-based compensation	13,100	13,100
Expected impact of fair value adjustment of unearned revenue	1,500	1,500
Interest and other expense, net	700	700
Provision for income taxes	3,200	3,200
Adjusted EBITDA	$23,500	$24,500